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EXHIBIT 99

ORIENT-EXPRESS HOTELS NEWS RELEASE

ORIENT-EXPRESS HOTELS ANNOUNCES FIRST QUARTER RESULTS.

        Hamilton, Bermuda, May 3, 2005.    Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), investor in 49 deluxe hotel, restaurant, tourist train and river cruise properties in 25 countries, today announced its results for the first quarter ended March 31, 2005.

        The net loss for the period was $1.6 million (loss of $0.04 per common share) on revenue of $82.2 million, compared with a net loss of $4.6 million ($0.13 per common share) on revenue of $66.1 million in the prior year period. The earnings improvement was 65%, the earnings per common share improvement was 70% and the revenue improvement was 25%.

        The first quarter is a traditional loss-making period because a number of the company's properties are closed for the winter, the Venice Simplon-Orient-Express train does not operate and tourist arrivals are low in locations with poor winter weather. In addition, in this year's first quarter the Miraflores Park Hotel in Lima, Peru and La Residencia in Mallorca, Spain were closed for most of the time for major works.

        EBITDA of European hotels in the period was identical to the prior year period despite the closure of La Residencia. EBITDA of North America hotels was up $1.9 million. EBITDA of southern Africa hotels was up $0.8 million. EBITDA of South American hotels was up $0.2 million despite the closure of the Miraflores Park Hotel. EBITDA of South Pacific hotels was up $0.5 million. Management fees were identical to the prior year period. EBITDA of restaurants was up $0.3 million while EBITDA of tourist trains and cruises was up $0.2 million. Finance costs were $1.5 million lower due to foreign exchange gains. Depreciation was $0.9 million higher due to the company's rising asset base.

        Mr James B Sherwood, Chairman, said the improved results were very encouraging and presaged a good outcome for the year. "Even though the Grand Hotel Europe in St Petersburg was only owned by the company for a few weeks in the quarter it contributed $1.2 million to the period's EBITDA for Europe.

        "We continue to feel that Europe's results on a same store basis will be flat this year due to the strength of the euro and British pound, but the slack will be more than taken up by the rest of the world and the Grand Hotel Europe where dollar weakness is not so pronounced.

        "Our exciting new developments this year will be the re-opening of the Caruso Belvedere Hotel in Ravello, Italy this summer and our property development called Cupecoy Village in St Martin. We have already pre-sold 20% of the units on the strength of a model condominium" he said.

        Mr Simon M C Sherwood, President, said that average daily room rate was up 8% in the first quarter of 2005 to $346 from $320 in the prior year period, while same store RevPar was up 17% to $218 from $186. He reviewed performance by region as follows:

        Europe.    EBITDA of owned hotels was a loss of $3.1 million which was the same as in the prior year period. La Residencia was closed and Reid's was lower, offset by the results from the Grand Hotel Europe.

        North America.    EBITDA of owned hotels was $6.2 million compared with $4.3 million in the prior year period. The Windsor Court in New Orleans and La Samanna in St Martin both achieved solid gains while Keswick Hall in Charlottesville, Virginia benefited from being open while it was closed in the prior year period for works.

        Southern Africa.    EBITDA of owned hotels was $3.3 million compared with $2.5 million in the prior year period. Both South African hotels recorded solid gains despite the strong rand. The Botswana game lodges are closed for most of this period.

        South America.    EBITDA of owned hotels was $3.7 million compared with $3.6 million in the prior year period, reflecting a strong improvement at the Copacabana Palace in Rio de Janeiro offset by costs of closure of the Miraflores Park Hotel in Lima, Peru for works (the hotel reopened at the end of March).

        South Pacific.    EBITDA was $0.1 million compared with a loss of $0.4 million in the prior year period. The Observatory in Sydney and Lilianfels in Katoomba, Australia were well ahead of the prior year as was Bora Bora Lagoon Resort, although this period is low season for the latter property, when a loss is recorded.

        Management fees.    EBITDA was $2.9 million, the same as in the prior year period. The Ritz in Madrid was lower while both Charleston Place and Peruvian hotels were well ahead to compensate.

        Restaurants.    EBITDA was $1 million, up $0.3 million from the prior year period due to improved results at both '21' Club in New York City and La Cabaña in Buenos Aires, Argentina.

        Tourist trains and river cruises (including PeruRail).    EBITDA was a loss of $0.1 million compared with a loss of $0.3 million in the prior year period. The Road to Mandalay in Myanmar reported a solid improvement, as did PeruRail, but U.K. and European tourist trains are largely under annual maintenance during this period and incur losses.

        Pansea Orient-Express Hotels.    Orient-Express Hotels has invested in this business through a convertible loan and also has an option to acquire the entire company in the future. Only the interest on the loan is recorded in the Orient-Express Hotels accounts. EBITDA of Pansea for the period was up 40% compared with the prior year. The Pansea properties were unaffected by the tsunami. The new Ubud Hanging Gardens hotel in Bali is scheduled to open in July, 2005. The Jimbaran Puri property in Bali was closed for renovation in this year's first quarter.

        Simon Sherwood highlighted the top line 25% revenue growth in the quarter and the healthy rises in average room rate and RevPAR, citing them as important signs of improving profit trends.

        He indicated that plans are well advanced for rebuild of El Encanto in Santa Barbara, California and it would be necessary to close the property in the next low season to reconstruct the main house. The company hopes to break ground in the Nazarenas annex to the highly successful Hotel Monasterio in Cuzco, Peru within a few months and re-decoration of the Grand Hotel Europe would commence in the next low season.

        "We have got off to a good start. We intend to build on that success in the remainder of the year", he concluded.

***

        Management believes that EBITDA (net earnings adjusted for interest, tax, depreciation and amortization) is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets. EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the company's EBITDA may not be comparable in all instances to that disclosed by other companies. EBITDA does not represent net cash provided by operating, investing and financing activities under U.S. generally accepted accounting principles, is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under U.S. generally accepted accounting principles for purposes of evaluating operating performance.

        This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding earnings growth, investment plans and similar matters that are not historical facts. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, realization of bookings and reservations as actual revenue, inability to sustain price increases or to reduce costs, fluctuations in interest rates and currency values, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion projects, delays in reopening properties closed for refurbishment and possible refurbishment cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, changing global and regional economic conditions, and legislative, regulatory and political developments. Further information regarding these and other factors is included in the filings by the company and Sea Containers Ltd. with the U.S. Securities and Exchange Commission.

***

        Orient-Express Hotels will conduct a conference call tomorrow, May 4, 2005 at 10.00 AM (EDT) which is accessible at 212-231-6014. A re-play of the conference call will be available until 5.00 PM (EDT) Friday, May 13, 2005 and can be accessed by calling 800-633-8284 (International dial-in #:1-402-977-9140) and entering reservation number 21243640. A re-play will also be available on the company's website: www.orient-express.com.

ORIENT-EXPRESS HOTELS LTD

Three Months ended March 31, 2005

SUMMARY OF OPERATING RESULTS

	Three months ended March 31
$'000
	2005	2004
Revenue
Owned hotels
—Europe	16,787	11,836
—North America	23,493	19,489
—Rest of World	25,201	20,072
Hotel management & part ownership interests	2,927	2,917
Restaurants	5,242	4,692
Trains & Cruises	8,564	7,123

Total revenue	82,214	66,129

Operating Profits
—Owned hotels
—Europe	(3,124)	(3,128)
—North America	6,158	4,301
—Rest of World	7,094	5,592
Hotel management & part ownership interests	2,927	2,917
Restaurants	1,012	698
Trains & Cruises	(108)	(256)
Central overheads	(4,497)	(3,807)

EBITDA	9,462	6,317
Depreciation & Amortization	(7,818)	(6,955)
Interest	(3,499)	(4,980)

Earnings before Tax	(1,855)	(5,618)
Tax	298	1,012

Net earnings on common shares	(1,557)	(4,606)

Earnings per common share	(0.04)	(0.13)

Numbers of shares—millions	34.76	34.30

Dividends per common share	0.025	0.025

ORIENT-EXPRESS HOTELS LTD

Three Months Ended March 31, 2005

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended March 31
	2005	2004
Average Daily Rate (in dollars)
Europe	365	383
North America	386	379
Rest of World	305	255
Worldwide	346	320
Rooms Sold (thousands)
Europe	23	16
North America	39	34
Rest of World	50	47

Worldwide	112	97
RevPar (in dollars)
Europe	162	173
North America	254	243
Rest of World	187	145
Worldwide	201	182
			Change %
			Dollars	Local Currency
Same Store RevPAR (in dollars)
Europe	184	171	7%	3%
North America	274	243	13%	13%
Rest of World	191	151	27%	20%
Worldwide	218	186	17%	14%

ORIENT-EXPESS HOTELS LTD

CONSOLIDATED AND CONDENSED BALANCE SHEETS

$'000	March 31 2005	December 31 2004
Assets
Cash	$69,370	$85,610
Accounts receivable	41,271	34,984
Due from related parties	15,375	14,718
Prepaid expenses and other	15,442	11,914
Inventories	29,338	28,965

Total current assets	170,796	176,191
Real estate and other fixed assets, net book value	983,796	916,811
Investments	124,667	123,599
Intangible assets	64,992	29,529
Other assets	20,014	19,461

	$1,364,265	$1,265,591

Liabilities and Shareholders' Equity
Working capital facilities	$49,885	$42,920
Accounts payable	23,066	23,839
Due to related parties	5,830	5,453
Accrued liabilities	48,572	37,288
Deferred revenue	25,733	20,493
Current portion of long-term debt and capital leases	55,727	46,245

Total current liabilities	208,813	176,238
Long-term debt and obligations under capital leases	488,221	537,461
Deferred income taxes	13,130	2,710
Minority interest	4,421	4,192
Shareholders' equity	649,680	544,990

	$1,364,265	$1,265,591

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  EXHIBIT 99
ORIENT-EXPRESS HOTELS NEWS RELEASE
ORIENT-EXPRESS HOTELS LTD Three Months ended March 31, 2005 SUMMARY OF OPERATING RESULTS
ORIENT-EXPRESS HOTELS LTD Three Months Ended March 31, 2005 SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS
ORIENT-EXPESS HOTELS LTD CONSOLIDATED AND CONDENSED BALANCE SHEETS